UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 6, 2019

Date of Report (Date of earliest event reported)

Canbiola, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-208293	20-3624118
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                                                                                                Emerging growth company       X

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 6, 2019 (the “Effective Date”), Canbiola, Inc. (the “Company” or “CANB”) approved the appointment of Johnny J. Mack (“Mack”) as its President and Chief Operating Officer. Mack had been serving as the Company’s interim COO. The Company and Mack have entered into a new Employee Services Agreement (the “Agreement”) to memorialize the terms of the foregoing.

In consideration for Mack’s services, Mack will (i) receive a base salary of $15,000 per month, subject to increase after each yearly anniversary of the Agreement, (ii) be eligible to receive annual cash or stock bonuses, (iii) be entitled to four weeks’ vacation time and five paid days for illness in accordance with the Company’s policies, and (iv) receive a total of 32,000,000 options (“Options”) to purchase shares of the Company’s common stock, with 8,000,000 Options vesting on the effective date and additional tranches of 8,000,000 Options vesting on each of the first, second, and third anniversaries of the Effective Date, assuming Mack’s continued employment. Each Option is exercisable at a price of $0.001 per share. The Company also agreed to hold harmless and indemnify Mack as authorized or permitted by law and the Company’s governing documents, as the same may be amended from time to time, except for acts constituting negligence or willful misconduct by Mack. The Company has agreed to pay Mack a severance in the event the Agreement is terminated by the Company without cause or by Mack for “good reason” or by reason of Mack’s death or disability.

The Agreement otherwise contains standard terms and conditions.

Item 3.02 Unregistered Sales of Equity Securities

Mack agreed to return the 5,000,000 common shares issued to him pursuant to his prior employment agreement (the “Compensation Shares”) and, in exchange for the Compensation Shares, the Company agreed to issue Mack 5,000,000 options exercisable for one (1) common share of the Company’s stock at a price of $0.001 per share (the “Exchange Options”).

See Item 1.01 for discussion regarding the issuance of the options to Mack and Hunsberger (below defined).

The Company has agreed to issue All securities discussed above were issued pursuant to Section 4(a)(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.

See Item 1.01 for discussion regarding Mack’s termination as Interim COO pursuant to the Prior Agreement and Mack’s appointment as President and COO pursuant to the Agreement. Additionally, Mack will remain as a director of the Company

Johnny J. Mack PhD, age 66, has a distinguished career as senior executive in healthcare, mortgage banking, community development, and nonprofit organizations. He is a founding member of the board of directors of Realizing the Dream, Inc., with Ambassador Andrew Young and Martin Luther King, III, and now serves as the president of its rebrand, Realizing the Dream International.  Mack has also served as the executive director of the Martin Luther King, Jr. Center for Nonviolent Social Change and president of the Drum Major Institute, a New York based NGO co-founded by Dr. Martin Luther

King, Jr. He also founded Communities Without Boundaries International, a peace and development organization, and through it has worked in more than 25 countries globally. Mack is also principal and managing partner of the Jonymak Group, LLC, a global research and consulting firm that works across sectors – private, public, and community – focusing on strategic, advisory, development, and public affairs services to business, government, and nonprofit organizations.

Mack received the Bachelor of Science degree in Business Administration with a second major in Theology from Oakwood University, Huntsville, AL. He is a certified public accountant (CPA) and has more than 30 years of experience directing program, administration, and financial management systems and operations. He is the recipient of the Honorary Doctorate of Humanity conferred by Beulah Heights University. He is a Senior Fellow at the Martin Luther King Jr. Research and Education Institute, Stanford University, and the Henry Hart Rice Fellow at the School for Conflict Analysis & Resolution, George Mason University, where he earned both Master of Science and Doctor of Philosophy degrees.

There is no family relationship between Mack and any of the Company’s other officers or directors.

As of September 10, 2019, the Company’s Board of Directors has appointed Joseph L. Hunsberger (“Hunsberger”) to serve as an independent director of the Company. Hunsberger is filling an existing vacancy on the Board. The Company has agreed to issue Hunsberger options to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.001. Hunsberger will serve as the chairman of the compensation committee when formed. There are no other arrangements between the Company and Hunsberger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canbiola, Inc.

Date: September 11, 2019	By:	___/s/ Marco Alfonsi________ Marco Alfonsi, CEO